UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: October 19, 2007 (Date of earliest event reported)

PremierWest Bancorp (Exact Name of Registrant as Specified in Its Charter)

Oregon	000-50332	93 - 1282171
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

503 Airport Road, Medford, Oregon 97504 Address of Principal Executive Office

Registrant's telephone number including area code 541-618-6003

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 19, 2007, PremierWest Bancorp (“PremierWest”) and PremierWest Bank entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Stockmans Financial Group (“Stockmans”) and Stockmans Bank pursuant to which Stockmans will merge with and into PremierWest with PremierWest the surviving corporation, and Stockmans Bank will merge with and into PremierWest Bank with PremierWest Bank the resulting bank.

Effective at the time of the merger, shareholders holding shares of Stockmans common stock will be entitled to elect to receive cash, shares of PremierWest common stock or a combination thereof. 5,357,426 shares of PremierWest common stock and approximately $22.77 million in cash are expected to be issued in connection with the merger to Stockmans shareholders.

PremierWest and Stockmans have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants not to engage in certain kinds of transactions during the period between the execution of the Merger Agreement and the consummation of the Merger. In addition, each party has agreed to cause a special shareholder meeting to be held to consider approval of the Merger. Stockmans has also agreed not to solicit proposals relating to alternative acquisition transactions or, subject to limited exceptions, enter into discussions concerning, or providing confidential information in connection with, alternative acquisition transactions.

Consummation of the Merger is subject to customary conditions, including:

  approval of PremierWest’s and Stockmans stockholders,
  receipt of regulatory approvals and the absence of the imposition of any materially burdensome restriction in connection with receipt of such approvals, the other party’s representations and warranties in the Merger Agreement being true and correct, subject to the materiality standards contained in the Merger Agreement, material compliance of the other party with its covenants, absence of any law or order prohibiting the consummation of the Merger and the delivery of a customary opinion from counsel to PremierWest that the Merger will qualify as a tax-free reorganization for federal income tax purposes.

The Merger Agreement contains certain termination rights for both parties, and further provides that, upon termination of the Merger Agreement under specified circumstances, Stockmans may be required to pay PremierWest a termination fee of up to $3,750,000.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference.

The Merger Agreement contains representations and warranties that PremierWest and Stockmans made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between PremierWest and Stockmans and may be subject to important qualifications and limitations agreed to by PremierWest and Stockmans in connection with negotiating the terms of the Merger Agreement. The representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties were used for the purpose of allocating risk between PremierWest and Stockmans rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

Item 7.01. Regulation FD Disclosure.

On October 22, 2007, PremierWest and Stockmans issued a press release announcing the execution of the Merger Agreement and PremierWest distributed Investor Presentation materials related to the Merger AGreement. A copy of the press release is attached hereto as Exhibit 99.1 and a copy of the Investor Presentation is attached hereto as Exhibit 99.2.

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

This communication is being made in respect of the proposed merger transaction involving PremierWest and Stockmans. In connection with the proposed transaction, PremierWest will prepare a registration statement on Form S-4 to be filed with the SEC containing a proxy statement for the shareholders of PremierWest and a proxy statement/prospectus for the shareholders of Stockmans, and PremierWest may file other documents filed by PremierWest with the SEC regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors are urged to read the joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. The final joint proxy statement/prospectus will be mailed to PremierWest’s and Stockmans’ shareholders. The registration statement containing the joint proxy statement/prospectus and other documents will be available free of charge at the SEC’s Internet site (http://www.sec.gov). The joint proxy statement/prospectus, when it is available, and the other documents may also be obtained for free by accessing PremierWest’s website at www.premierwest.com under the tab “Investors--Main Page” and the “Documents” tab.

PremierWest, Stockmans and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding PremierWest’s directors and executive officers is available in PremierWest’s proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on April 11, 2007 and PremierWest’s Annual Report on Form 10-K filed with the SEC on March 14, 2007. Information regarding Stockmans directors and executive officers will be available in the joint proxy statement/prospectus for the special meeting of shareholders, which will be filed with the SEC. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed transaction will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
	2.1	AGREEMENT AND PLAN OF REORGANIZATION
	99.1	PRESS RELEASE
	99.2	INVESTOR PRESENTATION

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this reported to be signed on its behalf of the undersigned hereunto duly authorized.

PREMIERWEST BANCORP (Registrant)
Dated:	October 19, 2007	By: /s/ Tom Anderson
Tom Anderson
Executive Vice President / Chief Financial Officer